UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 2)

                             Carlyle Golf, Inc.
                              (Name of Issuer)

                       Common Stock, $.001 par value)
                       (Title of Class of Securities)

                                 143083 10 3
                               (CUSIP Number)


1)   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Kenneth R. LaBounty

2)   Check the Appropriate Box if a Member of a Group*

     (a)
     (b)

3)   SEC USE ONLY

4)   Citizenship or Place of Organization

     U.S.

Number of Shares         5)  Sole Voting Power       1,572,213
Beneficially Owned       6)  Shared Voting Power             0
By Each Reporting        7)  Sole Dispositive Power  1,572,213
Person With              8)  Shared Dispositive
                              Power                          0

9)   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,572,213

10)  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11)  Percent of Class Represented by Amount in Row (11)

     32.1%

12)  Type of Reporting Person

     IN


                             AMENDMENT NO. 2 TO
                              SCHEDULE 13G FOR
                             KENNETH R. LABOUNTY


Item 1(a).   Name of Issuer:  Carlyle Golf, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices: 10550 East 54th Avenue, Unit E, Denver, Colorado 80239

Item 2(a).   Name of Person Filing: Kenneth R. LaBounty

Item 2(b).   Address of Principal Business Office or, if None, Residence:
             Mr. LaBounty's residence address is Route 1, Box 164B, Two Harbors, Minnesota 55616.

Item 2(c).   Citizenship:  Mr. LaBounty is a United States citizen.

Item 2(d).   Title of Class of Securities:  Common Stock, $.001 par value.

Item 2(e).   CUSIP Number:  143083 10 3

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

             (a) [  ]   Broker or Dealer registered under Section 15 of
                        the Securities Exchange Act of 1934 (the "Act").

             (b) [  ]   Bank as defined in Section 3(a)(6) of the Act.

             (c) [  ]   Insurance Company as defined in Section 3(a)(19)
                        of the Act.

             (d) [  ]   Investment Company registered under Section 8 of
                        the Investment Company Act of 1940.

             (e) [  ]   Investment Adviser registered under Section 203 of
                        the Investment Advisers Act of 1940.

             (f) [  ]   Employee Benefit Plan, Pension Fund which is
                        subject to the provisions of the Employee
                        Retirement Income Security Act of 1974 or
                        Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the
                        Act.

             (g) [  ]   Parent Holding Company, in accordance with Rule
                        13d-1(b)(ii)(G) of the Act.

             (h) [  ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                        of the Act.

             Not applicable.

Item 4.      Ownership.

             (a) Amount Beneficially Owned: Mr. LaBounty is the sole beneficial owner of 1,572,213 shares of Common Stock.

             (b)  Percent of Class:  32.1%

             (c)  Number of shares as to which such person has:

                   (i)  sole power to vote or to direct the vote:
                        1,572,213 shares.

                  (ii) shared power to vote or to direct the vote: -0-shares.

                 (iii) sole power to dispose or to direct the disposition of: 1,572,213 shares.

                  (iv) shared power to dispose or to direct the disposition of: -0- shares.

Item 5.      Ownership of Five Percent or Less of a Class.

             Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another
             Person.

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable.


Item 8.      Identification and Classification of Members of the Group.

             Not applicable.

Item 9.      Notice of Dissolution of Group.

             Not applicable.

Item 10.     Certification.

             Not applicable.

             Not filed pursuant to Rule 13d-1(b).

                                  SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  7-12-96                   /s/ Kenneth R. LaBounty
                                  Kenneth R. LaBounty


                                  EXHIBIT A

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No.  )

                             Carlyle Golf, Inc.
                              (Name of Issuer)

                       Common Stock, $.001 par value)
                       (Title of Class of Securities)

                                 143083 10 3
                               (CUSIP Number)


1)   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Kenneth R. LaBounty

2)   Check the Appropriate Box if a Member of a Group*

     (a)
     (b)

3)   SEC USE ONLY

4)   Citizenship or Place of Organization

     U.S.

Number of Shares         5)  Sole Voting Power       1,262,501
Beneficially Owned       6)  Shared Voting Power             0
By Each Reporting        7)  Sole Dispositive Power  1,262,501
Person With              8)  Shared Dispositive
                              Power                          0

9)   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,262,501

10)  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11)  Percent of Class Represented by Amount in Row (11)

     30.4%

12)  Type of Reporting Person

     IN


                              SCHEDULE 13G FOR
                             Kenneth R. LaBounty


Item 1(a).   Name of Issuer:  Carlyle Golf, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices: 10550 East 54th Avenue, Unit E, Denver, Colorado 80239

Item 2(a).   Name of Person Filing: Kenneth R. LaBounty

Item 2(b).   Address of Principal Business Office or, if None, Residence:
             Mr. LaBounty's residence address is Route 1, Box 164B, Two Harbors, Minnesota 55616.

Item 2(c).   Citizenship:  Mr. LaBounty is a United States citizen.

Item 2(d).   Title of Class of Securities:  Common Stock, $.001 par value.

Item 2(e).   CUSIP Number:  143083-10-3

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

             (a) [  ]   Broker or Dealer registered under Section 15 of
                        the Securities Exchange Act of 1934 (the "Act").

             (b) [  ]   Bank as defined in Section 3(a)(6) of the Act.

             (c) [  ]   Insurance Company as defined in Section 3(a)(19)
                        of the Act.

             (d) [  ]   Investment Company registered under Section 8 of
                        the Investment Company Act of 1940.

             (e) [  ]   Investment Adviser registered under Section 203 of
                        the Investment Advisers Act of 1940.

             (f) [  ]   Employee Benefit Plan, Pension Fund which is
                        subject to the provisions of the Employee
                        Retirement Income Security Act of 1974 or
                        Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the
                        Act.

             (g) [  ]   Parent Holding Company, in accordance with Rule
                        13d-1(b)(ii)(G) of the Act.

             (h) [  ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                        of the Act.

             Not applicable.

Item 4.      Ownership.

             (a) Amount Beneficially Owned: Mr. LaBounty is the sole beneficial owner of 1,262,501 shares of Common Stock as of December 31, 1994.

             (b) Percent of Class: 30.4% (based on the 4,156,451 shares of Common Stock reported to be outstanding on December 31, 1994 in the Carlyle Golf, Inc. Annual Report on Form 10-KSB for the fiscal year ended October 31, 1994.)
             (c)  Number of shares as to which such person has:

                   (i)  sole power to vote or to direct the vote:
                        1,262,501 shares.

                  (ii) shared power to vote or to direct the vote: -0-shares.

                 (iii) sole power to dispose or to direct the disposition of: 1,262,501 shares.

                  (iv) shared power to dispose or to direct the disposition of: -0- shares.

Item 5.      Ownership of Five Percent or Less of a Class.

             Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another
             Person.

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable.


Item 8.      Identification and Classification of Members of the Group.

             Not applicable.

Item 9.      Notice of Dissolution of Group.

             Not applicable.

Item 10.     Certification.

             Not applicable.

             Not filed pursuant to Rule 13d-1(b).


                                  SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  2/6, 1995                 /s/Kenneth R. LaBounty
                                  Kenneth R. LaBounty


                                  EXHIBIT B

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 1)

                             Carlyle Golf, Inc.
                              (Name of Issuer)

                       Common Stock, $.001 par value)
                       (Title of Class of Securities)

                                 143083 10 3
                               (CUSIP Number)


1)   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Kenneth R. LaBounty

2)   Check the Appropriate Box if a Member of a Group*

     (a)
     (b)

3)   SEC USE ONLY

4)   Citizenship or Place of Organization

     U.S.

Number of Shares         5)  Sole Voting Power       1,706,945
Beneficially Owned       6)  Shared Voting Power             0
By Each Reporting        7)  Sole Dispositive Power  1,706,945
Person With              8)  Shared Dispositive
                              Power                          0

9)   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,706,945

10)  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11)  Percent of Class Represented by Amount in Row (11)

     36.7%

12)  Type of Reporting Person

     IN


                             AMENDMENT NO. 1 TO
                              SCHEDULE 13G FOR
                             KENNETH R. LABOUNTY


Item 1(a).   Name of Issuer:  Carlyle Golf, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices: 10550 East 54th Avenue, Unit E, Denver, Colorado 80239

Item 2(a).   Name of Person Filing: Kenneth R. LaBounty

Item 2(b).   Address of Principal Business Office or, if None, Residence:
             Mr. LaBounty's residence address is Route 1, Box 164B, Two Harbors, Minnesota 55616.

Item 2(c).   Citizenship:  Mr. LaBounty is a United States citizen.

Item 2(d).   Title of Class of Securities:  Common Stock, $.001 par value.

Item 2(e).   CUSIP Number:  143083-10-3

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

             (a) [  ]   Broker or Dealer registered under Section 15 of
                        the Securities Exchange Act of 1934 (the "Act").

             (b) [  ]   Bank as defined in Section 3(a)(6) of the Act.

             (c) [  ]   Insurance Company as defined in Section 3(a)(19)
                        of the Act.

             (d) [  ]   Investment Company registered under Section 8 of
                        the Investment Company Act of 1940.

             (e) [  ]   Investment Adviser registered under Section 203 of
                        the Investment Advisers Act of 1940.

             (f) [  ]   Employee Benefit Plan, Pension Fund which is
                        subject to the provisions of the Employee
                        Retirement Income Security Act of 1974 or
                        Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the
                        Act.

             (g) [  ]   Parent Holding Company, in accordance with Rule
                        13d-1(b)(ii)(G) of the Act.

             (h) [  ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                        of the Act.

             Not applicable.

Item 4.      Ownership.*

             (a) Amount Beneficially Owned: Mr. LaBounty is the sole beneficial owner of 1,706,945 shares of Common Stock as of April 1, 1996 (including 444,444 shares to be acquired).

             (b) Percent of Class: 36.7% (based on the 4,221,201 shares of Common Stock reported to be outstanding on April 1, 1996 in the Carlyle Golf, Inc. Quarterly Report on Form 10-QSB for the quarter ended January 1, 1996 and including 444,444 additional shares to be acquired.)

             (c)  Number of shares as to which such person has:

                   (i)  sole power to vote or to direct the vote:
                        1,706,945 shares.

                  (ii) shared power to vote or to direct the vote: -0-shares.

                 (iii) sole power to dispose or to direct the disposition of: 1,706,945 shares.

                  (iv) shared power to dispose or to direct the disposition of: -0- shares.

             * All figures as to number of shares and percent of class are estimated based upon an investment of $500,000 at 90% ($1.125) of the closing price ($1.25) on April 1, 1996, the effective date of the Stock Purchase Agreement between Mr. Labounty and the Issuer for an agreed upon investment in the Issuer's shares by Mr. LaBounty of $500,000 on or before June 1, 1996 at a purchase price per share equal to the average of the NASDAQ trading price over the 10-day period beginning on the third business day following the announcement of the Issuer's second quarter financial results, less 10%.

Item 5.      Ownership of Five Percent or Less of a Class.

             Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another
             Person.

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable.

Item 9.      Notice of Dissolution of Group.

             Not applicable.

Item 10.     Certification.

             Not applicable.

             Not filed pursuant to Rule 13d-1(b).

                                  SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  4-26-96                   /s/ Kenneth R. LaBounty
                                  Kenneth R. LaBounty